Company Contact:              Maggie Feeney
Executive Vice President and
                                                                                                                               Chief Financial Officer
                                                                                                                               Cache Inc.
(212) 575-3206

Investor Relations:              Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES CEO SUCCESSION
Jay Margolis to Join Cache as Chairman and CEO
Company Announces Backstopped Rights Offering
Company Announces Preliminary Fourth Quarter Results

New York, New York – February 5, 2013 – Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced today that its Board of Directors appointed Jay Margolis as Chairman and Chief Executive Officer of Cache.  Concurrent with this appointment, Thomas Reinckens will step down as Chairman of the Board and Chief Executive Officer of Cache.
Mr. Margolis is a highly accomplished executive with over 30 years of retail, merchandising and product development experience in the specialty retail industry.  He has held senior leadership positions with several high profile retail and apparel companies, most recently serving as President and Chief Executive Officer of Limited Brands’ Apparel Group (Express and Limited Stores), where he was responsible for revamping the product line and leading the successful operational turnaround of the businesses. Prior to Limited Brands, Mr. Margolis was President, Chief Operating Officer & Director of Reebok International, where he played a critical role in improving the financial and operating performance of the Reebok, Rockport and Ralph Lauren Footwear brands.  Prior to Reebok, Mr. Margolis served as Chairman and CEO of Esprit de Corporation, USA, President and Vice Chairman of the Board of Directors of Tommy Hilfiger Inc. and in several senior executive positions at Liz Claiborne Inc. Mr. Margolis currently sits on the Board of Directors of Burlington Coat Factory Warehouse Corporation, Godiva Chocolatier Inc. and Boston Beer Company.

Mr. Reinckens, outgoing Chairman and Chief Executive Officer, commented: “We are excited to attract a leader of Jay’s caliber to the position of Chairman and CEO of Cache.  Jay is a highly accomplished merchant with proven success in strengthening assortments, growing revenues, increasing store productivity and driving product sales in new channels, all of which is expected to position our Company for sustained long term profitability and growth. We are confident that Jay is the perfect choice for this important role.”
“I have spent much of my career at Cache and it has been an honor to be part of this organization, leading the Company as Chairman and CEO for the past four years and prior to that working as Chief Financial Officer,” Mr. Reinckens continued.  “I want to thank our employees, vendor partners and the Cache Board of Directors for their support over the past 25 years.”
Mr. Margolis stated, “I am delighted to be joining Cache and believe a there is a significant opportunity to build upon the existing foundation and create a great retail brand.   Cache is a unique brand that has a loyal customer base, and I look forward to developing and executing a business plan that will allow the Company to return to profitability and growth.”
In conjunction with joining the Company Mr. Margolis will invest $1 million in newly issued shares of Cache in connection with the $8.0 million Rights Offering announced today by the Company, subject to shareholder approval. The proceeds of the Rights Offering will be used to provide enhanced liquidity to Cache.
 In connection with the Rights Offering, the Company announced that it entered into an Investment Agreement with Mr. Margolis and two of the Company’s shareholders, MFP Partners, L.P. and Mill Road Capital, L.P., under which they have each agreed to backstop the Rights Offering on the terms and subject to the conditions contained in that agreement (the "Backstop and Investment Agreement").   The Rights Offering will provide the opportunity for all Cache shareholders to invest at the same price as Mr. Margolis, MFP Partners and Mill Road.  Pursuant to the Rights Offering, each Cache shareholder will be issued transferable rights that will enable the holder to purchase, at $1.65 per share, one share of Common Stock for each whole right.  Holders of rights who fully exercise all of their rights will also be entitled, to the extent the Rights Offering is not fully subscribed, to purchase additional shares of Common Stock for $1.65 per share (up to the number of shares purchased under the holder’s basic subscription privilege).  Under the Backstop and Investment Agreement, MFP Partners and Mill Road have each agreed to purchase a number of shares equal to their pro rata portion of the shares offered in the Rights Offering, and, together with Mr. Margolis, they have each agreed to backstop the Rights Offering such that Cache will receive the full $8 million.  Cache will seek to list the rights on the Nasdaq Global Select Market.

Pursuant to the Backstop and Investment Agreement, Mr. Margolis and Mill Road have been granted the right to purchase additional shares of Common Stock from the Company for $1.65 per share in an amount sufficient to enable them to acquire $1.0 million and $3.5 million of Common Stock, respectively, to the extent that they are not able to acquire those amounts through the Rights Offering and the backstop.  The Company expects to commence the Rights Offering as soon as practicable, and has not yet determined the record date, anticipated issuance date, or expiration date in respect of the Rights Offering. The Backstop and Investment Agreement is subject to satisfaction of customary conditions, including shareholder approval of the issuance of the shares thereunder.  Financo LLC is serving as the exclusive financial advisor to Cache in this transaction. Schulte Roth & Zabel LLP served as counsel to Cache in connection with the transactions described herein.  Skadden, Arps, Slate, Meagher & Flom LLP and Foley Hoag LLP represented MFP and Mill Road, respectively.
The Company also announced today that it entered into a Voting Agreement with MFP Partners and Mill Road providing that Michael F. Price and an independent individual designated by Mill Road will be appointed to serve as directors of the Company on the day prior to the shareholders meeting to vote on the issuance of shares in the Rights Offering and under the Backstop and Investment Agreement (or such later date designated by them).  In addition, the Voting Agreement provides, among other things, that at the Company's 2013 annual meeting of shareholders, such individuals, and an additional individual designated by MFP Partners, will be nominated for election to the Board and each of MFP Partners and Mill Road will vote all of their shares of Common Stock in favor of the election of such individuals to the Board, in each case, subject to the terms of the Voting Agreement.  The term of the Voting Agreement expires immediately following the 2013 annual meeting of shareholders, unless earlier terminated in accordance with its terms.

Separately, Cache announced preliminary unaudited results for the 13-week period ended December 29, 2012:

For the fourth quarter of 2012, the 13-week period ended December 29, 2012:

•	Net sales are expected to decrease 3.3% to 60.8 million, compared to $62.9 million in the fourth quarter of 2011;

•	Comparable store sales are expected to decline 0.7%, compared to the 12.4% increase in the fourth quarter of 2011; and

•	Pre-tax loss is currently expected in the range $4.8 - $5.1 million, compared to pretax income of $2.4 million in the fourth quarter of 2011.

In addition:

•	Inventory at year end is expected to decline modestly from the prior year end; and

•	Cash and marketable securities at year end are expected to decline to approximately $18 million from $26.5 million at the prior year end.

The foregoing results are preliminary in nature and remain subject to finalization.  Actual results may differ, and any such difference could be material.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Rights Offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.
About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 261 stores, primarily situated in central locations in high traffic, upscale malls in 42 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, satisfaction of the conditions relating to the Rights Offering and the other transactions contemplated by the Backstop and Investment Agreement, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, reliance on foreign manufacturers, dependence on management, dependence on vendors and distributors, material weakness in our internal controls, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.